ACQUISITION AGREEMENT

THIS AGREEMENT is made effective as of the 28th day of February, 2012.

AMONG:

SEARCH BY HEADLINES.COM CORP., a company incorporated pursuant to the laws of the State of Nevada

("SBH")

AND:

SBH ACQUISITION CORP., a company incorporated pursuant to the laws of the State of Nevada

("Subco")

AND:

NAKED BOXER BRIEF CLOTHING INC., a company incorporated pursuant to the laws of Canada

("Naked")

WHEREAS:

A.           SBH and Naked executed a non-binding letter of intent dated January 16, 2012 (the "Letter of Intent"), pursuant to which SBH and Naked agreed, among other things, to enter into a business combination whereby SBH would acquire all of the issued and outstanding securities of Naked;

B.           SBH and Naked have determined that it would be advantageous to complete the transactions contemplated in the Letter of Intent as and by way of a three-cornered merger pursuant to which Subco will merge with and into Naked in accordance with the provisions of this Agreement and the Nevada Revised Statutes (the "NRS"), with Naked as the surviving corporation (the "Merger");

C.           On completion of the Merger: (i) Subco will cease to exist, (ii) the former securityholders of Naked will receive securities of SBH, and (iii) Naked will become a wholly-owned subsidiary of SBH;

D.           In order to facilitate the completion of the Merger, Naked will continue from the jurisdiction of Canada to the jurisdiction of the State of Nevada prior to, and as a condition of, the completion of the Merger (the "Continuance");

E.           The board of directors of Naked has: (i) determined that the Merger and the Continuance are in the best interests of its shareholders, and (ii) approved this Agreement, the Continuance and the Merger;

F.           The boards of directors of each of SBH and Subco have: (i) determined that the Merger is in the best interests of their respective shareholders, and (ii) approved this Agreement and the Merger; and

G.           SBH, Naked and Subco seek to enter into this Agreement to set forth their respective covenants, representations, warranties and obligations with respect to the Merger and related transactions;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1           Definitions. In this Agreement, the following words and phrases will have the following meanings:

(a)

"Affiliate" with respect to any specified Person at any time, means each Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under direct or indirect common control with such specified Person at such time;

(b)	"Agreement" means this Acquisition Agreement, and all of the schedules and other documents attached hereto, as the same may be amended or supplemented from time to time;

(c)

"Applicable Laws" means, with respect to any Person, any domestic (whether federal, state, territorial, provincial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the date of this Agreement and as of the date of the Closing, of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates), including all Applicable Securities Laws, but does not include International Securities Laws;

(d)

"Applicable Securities Laws" means applicable securities laws in all jurisdictions relevant to the issuance of the SBH Shares and SBH Warrants to the Naked Shareholders and the Naked Warrantholders pursuant to the terms of this Agreement, including: (i) the Securities Act (British Columbia) and the regulations made under that enactment, (ii) the federal and state securities legislation of the United States, including the U.S. Securities Act, as applicable, and (iii) any other rules, regulations, instruments and policies adopted by the Securities Authorities, each as amended from time to time, but does not include International Securities Laws;

(e)

"Articles of Merger" means the articles of merger satisfying the applicable requirements of the NRS to be duly executed by Subco and Naked and, as soon as practicable following the Closing, filed with the Secretary of State;

(f)

"Bridge Loan" means the bridge loan in the amount of $50,000 provided by SBH to Naked pursuant to the terms of a loan agreement between SBH and Naked dated January 16, 2012 and includes any further bridge loans that may be provided by SBH to Naked prior to the Closing;

(g)	"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in British Columbia, Canada or California, USA are authorized or required by law to close;

(h)	"CBCA" means the Canada Business Corporations Act;

(i)	"Charter Documents" means the articles, notice of articles, by-laws, articles of incorporation or other constating documents of a Party to this Agreement;

(j)	"Closing" means the closing of the Transaction pursuant to the terms of this Agreement on the Closing Date;

(k)	"Closing Date" means May 31, 2012, or such other date as SBH and Naked may mutually agree to in writing, which is intended to be same day as the Effective Date;

(l)	"Continuance" has the meaning set forth in Recital D;

(m)

"Copyrights" means all copyrights, copyrightable works and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright conventions;

(n)

"Damages" means all demands, claims, actions, causes of action, assessments, Losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (net of insurance proceeds actually received), including: (i) reasonable interest on cash disbursements in respect of any of the foregoing, and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of, or other Persons retained by, a Person;

(o)

"Dissenting Shareholder" means a Naked Shareholder who validly exercises the right of dissent available to such Naked Shareholder under Part 92A of the NRS in respect of the resolution to be considered and passed by a majority of the Naked Shareholders, with respect to the Merger, provided such Naked Shareholder has not withdrawn or been deemed to have withdrawn such exercise of dissent rights;

(p)	"Effective Date" means the date on which the Effective Time occurs;

(q)	"Effective Time" has the meaning set forth in Section 2.4;

(r)

"Encumbrance" means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, title retention agreement, option or encumbrance of any nature or kind whatsoever, other than: (i) statutory liens for Taxes not yet due and payable, and (ii) such imperfections of title, easements and encumbrances, if any, that will not result in a Material Adverse Effect;

(s)	"Exchange Ratio" means the number which is equal to 13,500,000 divided by the total number of Naked Shares issued and outstanding on the Closing Date;

(t)	"GAAP" means United States generally accepted accounting principles, applied on a basis consistent with prior years;

(u)

"Governmental Body" means any: (i) nation, state, county, city, town, village, district or other jurisdiction of any nature, (ii) federal, state, provincial, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

(v)

"Indebtedness" means all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with GAAP) and otherwise, which, in accordance with GAAP, should be classified on the obligor's balance sheet as Liabilities, including without limitation, in any event and whether or not so classified: (i) all debt and similar monetary obligations, whether direct or indirect, (ii) all Liabilities secured by any Encumbrance existing on property owned or acquired subject thereto, whether or not the Liability secured thereby will have been assumed, (iii) all agreements of guarantee, support, indemnification, assumption or endorsement and other contingent obligations, whether direct or indirect, in respect of Indebtedness or performance of others, including any obligation to supply funds to, or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (iv) obligations to reimburse issuers of any letters of credit, and (v) capital leases;

(w)	"Indemnified Party" has the meaning set forth in Section 11.3(a);

(x)	"Indemnifying Party" has the meaning set forth in Section 11.3(a);

(y)

"Intellectual Property" means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (i) Trademarks, and the goodwill associated therewith, (ii) Patents and inventions, invention disclosures, discoveries and improvements, whether or not patentable, (iii) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any Person, (iv) all works of authorship (whether copyrightable or not), Copyrights, and databases (or other collections of information, data works or other materials), (v) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases and other software-related specifications and documentation, (vi) designs and industrial designs, (vii) Internet domain names, (viii) rights of publicity and other rights to use the names and likeness of individuals, (ix) moral rights, and (x) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (i) to (x) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction;

(z)

"International Securities Laws" means, in respect of the issuance of the securities of SBH to the Naked Shareholders and the Naked Warrantholders, any securities laws having application to a Naked Shareholder or Naked Warrantholder other than the laws of Canada or the United States, and all regulatory notices, Orders, rules, regulations, policies and other instruments incidental thereto;

(aa)	"Letter of Intent" has the meaning set forth in Recital A;

(bb)

"Liabilities" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person;

(cc)

"Losses" means any and all demands, claims, actions or causes of action, assessments, losses, Damages, Liabilities, costs and expenses, including, without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive Damages suffered by SBH or Naked, including Damages for lost profits or lost business opportunities;

(dd)

"Material Adverse Change" means, in respect of SBH or Naked, any one or more changes, events or occurrences which may have a Material Adverse Effect, and "Material Adverse Effect" means, in respect of SBH or Naked, any state of facts which, in any case, either individually or in the aggregate are, or would reasonably be expected to be, material and adverse to the business, assets or financial condition of SBH or Naked, or their respective subsidiaries, provided that a Material Adverse Change or Material Adverse Effect will not include any change or effect (whether alone or in combination with any other effect), directly or indirectly, arising out of, relating to, resulting from or reasonably attributable to: (i) the announcement of this Agreement or the pending completion of the Transaction, (ii) changes in GAAP, or (iii) any matter that has been disclosed to the public or the other Parties prior to the date of this Agreement;

(ee)	"Material Interest" has the meaning set forth in Section 1.1(zz);

(ff)	"Naked Assets" means the property and assets of Naked as a going concern of every kind and description and wheresoever situated, including, but not limited to, the Naked IP;

(gg)	"Naked Disclosure Letter" means the disclosure letter of Naked to be signed and dated by Naked and delivered by Naked to SBH at the Closing;

(hh)

"Naked Financial Statements" means the audited financial statements for Naked for the fiscal years ended January 31, 2012 and 2011, together with related statements of income, cash flows, and changes in shareholders' equity for the fiscal years then ended, all prepared in accordance with GAAP and audited by an independent auditor registered with both the Canadian Public Accountability Board and the United Stated Public Company Accounting Oversight Board;

(ii)	"Naked Information" has the meaning set forth in Section 7.3(a);

(jj)	"Naked IP" means all Intellectual Property owned, used, held for use or exploited by Naked;

(kk)	"Naked Material Agreements" means the material agreements to which Naked is a party as set out in the Naked Disclosure Letter;

(ll)

"Naked Information Statement" means the information statement to be delivered by Naked to the Naked Shareholders in connection with the meeting of the Naked Shareholders to be called in order to obtain the approval of the Naked Shareholders to the Continuance and the Merger;

(mm)	"Naked Shareholders" means the holders of the Naked Shares;

(nn)	"Naked Shares" means common shares in the capital of Naked;

(oo)	"Naked Warrantholders" means holders of Naked Warrants;

(pp)

"Naked Warrants" means warrants to acquire Naked Shares, of which 100,000 Naked Warrants are outstanding as of the date of this Agreement and will be outstanding immediately prior to the Effective Time;

(qq)

"Non-U.S. Certificate" means the Certificate of Non-U.S. Securityholder, in the form attached hereto as Schedule "B", to be delivered to SBH by each Naked Shareholder or Naked Warrantholder, as applicable, concurrently with the surrender to SBH of the certificates representing the Naked Shares or Naked Warrants, as applicable, held by such Naked Shareholder or Naked Warrantholder prior to such Naked Shareholder or Naked Warrantholder being entitled to receive certificates representing SBH Shares or SBH Warrants, as applicable, in accordance with Section 2.9(a);

(rr)	"NRS" has the meaning set forth in Recital B;

(ss)	"Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator;

(tt)	"Party" means a party to this Agreement and "Parties" means all parties to this Agreement;

(uu)

"Patents" means, collectively: (i) all issued patents, re-issued or re-examined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name, issued by any Governmental Body, and (ii) all published or unpublished non-provisional and provisional patent applications, re-examination proceedings, invention disclosures and records of invention;

(vv)

"Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

(ww)	"Pooling Agreements" mean the pooling agreements to be entered into at or prior to Closing among SBH, the Naked Shareholders and an escrow agent to be determined by SBH;

(xx)

"Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel;

(yy)

"Proprietary Rights" means any: (i)(A) Patents, (B) Trademarks, fictitious business names and domain name registrations, (C) Copyrights, (D) Trade Secrets, and (E) all other ideas, inventions, designs, manufacturing and operating specifications, technical data and other intangible assets, intellectual properties and rights (whether or not appropriate steps have been taken to protect, under Applicable Laws, such other intangible assets, properties or rights); or (ii) any right to use or exploit any of the foregoing;

(zz)	"Related Party" means, with respect to a particular individual:

(i)	each member of such individual's Family (as defined herein),

(ii)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family,

(iii)	any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (as defined herein), or

(iv)	any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity), and with respect to a specified Person other than an individual:

(v)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person,

(vi)	any Person that holds a Material Interest in such specified Person,

(vii)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity),

(viii)	any Person in which such specified Person holds a Material Interest,

(ix)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and

(x)	any Related Party of any individual described in clause (ii) or (iii).

For purposes of this definition: (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing at least twenty percent (20%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least twenty percent (20%) of the outstanding equity securities or equity interests in a Person;

(aaa)	"SBH Assets" means all of the assets owned or used by SBH as of the date of this Agreement;

(bbb)	"SBH Disclosure Letter" means the disclosure letter of SBH to be signed and dated by SBH and delivered by SBH to Naked at the Closing;

(ccc)

"SBH Financial Statements" means the audited annual financial statements for SBH for the fiscal years ended July 31, 2011 and 2010, and the unaudited interim financial statements for the three months ended October 31, 2011, and the comparative period ended October 30, 2010, all prepared in accordance with GAAP;

(ddd)	"SBH Information" has the meaning set forth in Section 6.3(a);

(eee)	"SBH Material Agreements" means the material agreements to which SBH is a party as set out in the SBH Disclosure Letter;

(fff)

"SBH Private Placement" means, collectively, the one or more private placement financings to be completed by SBH for minimum aggregate gross proceeds of $650,000, of which at least $650,000, after payment of all outstanding SBH Liabilities, will be provided by SBH to Naked at Closing for working capital purposes;

(ggg)	"SBH Shareholders" means the stockholders of SBH;

(hhh)	"SBH Shares" means shares of common stock of SBH;

(iii)	"SBH Warrants" means warrants to acquire SBH Shares;

(jjj)	"SEC" means the United States Securities and Exchange Commission;

(kkk)	"Secretary of State" means the Secretary of State of the State of Nevada;

(lll)	"Securities Authorities" means the SEC, the British Columbia Securities Commission and all applicable state securities commissions;

(mmm)	"Subco" means the direct, wholly-owned subsidiary of SBH incorporated and organized by SBH under the NRS for the sole purpose of effecting the Merger in connection with the Transaction;

(nnn)	"Subco Shares" means common shares in the capital of Subco;

(ooo)	"Surviving Corporation" has the meaning set forth in Section 2.2;

(ppp)

"Taxes" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind, lawfully levied, assessed or imposed by any Governmental Body, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers' compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, and any instalments in respect thereof, together with any interest and any penalties or additional amounts imposed by any Governmental Body (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing and whether disputed or not;

(qqq)	"Tax Returns" means all returns, schedules, elections, declarations, reports, information returns and statements required to be filed with any Governmental Body relating to Taxes;

(rrr)	"Third-Party Claim" has the meaning set forth in Section 11.3(a);

(sss)

"Trade Secrets" means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of Applicable Laws;

(ttt)

"Trademarks" means all: (i) trademarks, service marks, marks, logos, insignias, designs, names or other symbols, (ii) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names or other symbols for which registrations has been obtained;

(uuu)	"Transaction" means the Continuance, the Merger, the acquisition by SBH of the Naked Shares and the Naked Warrants, and all related transactions incidental thereto as contemplated by this Agreement;

(vvv)

"Transaction Documents" means this Agreement and any other documents required to be signed by SBH, Naked, Subco or the Naked Shareholders, as applicable, to perform their respective obligations hereunder and to consummate the Transaction;

(www)	"U.S. Person" has the meaning set out in Regulation S promulgated under the U.S. Securities Act;

(xxx)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder; and

(yyy)

"Voting Agreements" means the voting agreements to be entered into at or prior to Closing among SBH and certain Naked Shareholders holding an aggregate minimum of 51% of the issued and outstanding Naked Shares, pursuant to which such Naked Shareholders will agree to vote in favour of the Continuance and the Merger.

1.2           Schedules. The following is a schedule to this Agreement, which is incorporated by reference herein and is deemed to be part hereof:

Schedule A	—	Form of Articles of Merger
Schedule B	—	Form of Non-U.S. Certificate

1.3           Interpretation. For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)

all references in this Agreement to a designated article, section, subsection, paragraph or other subdivision, or to a schedule, is to the designated article, section, subsection, paragraph or other subdivision of, or schedule to, this Agreement unless otherwise specifically stated;

(b)	the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, clause, subclause or other subdivision or schedule;

(c)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(d)

the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import are used with reference thereto);

(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP;

(f)

except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)

where the phrase "to the best of the knowledge of" or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(h)

the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity;

(j)

the Parties acknowledge that this Agreement is the product of arm's length negotiation between the Parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any Party irrespective of which Party was responsible for drafting this Agreement;

(k)

the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing Date for the applicable period set out in this Agreement; and

(l)

unless otherwise specifically noted, all references to "$" or sums of money that are referred to in this Agreement are expressed in the lawful money of the United States. If it is necessary to convert money from another currency to lawful money of the United States, such money will be converted using the Bank of Canada noon foreign exchange rate in effect at the date of payment.

ARTICLE 2
MERGER AND RELATED MATTERS

2.1           General. The Merger and this Agreement are intended, subject to their terms and conditions, to result in the business combination of Naked and SBH through the Merger. To this end, each of SBH, Naked and Subco agree that they will use commercial best efforts to satisfy each of the conditions precedent to be satisfied by it as soon as practical and in any event before the Effective Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to permit the completion of the Transaction pursuant to the Merger in accordance with the terms and conditions of this Agreement and Applicable Laws, and to cooperate with each other in connection therewith.

2.2           Merger of Subco into Naked. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Subco shall be merged with and into Naked and the separate existence of Subco shall cease. Following the Effective Time, Naked shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

2.3           Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS.

2.4           Closing; Effective Time. The Closing shall take place at the offices of Clark Wilson LLP, counsel to SBH, at 10:00 a.m. Vancouver time on the Closing Date, or such other time as mutually agreed to by the Parties. Subject to the provisions of this Agreement, the Articles of Merger shall be duly executed by Subco and Naked and, as soon as practicable following the Closing, filed with the Secretary of State. The Merger shall become effective upon the later of: (a) the date and time of the filing of the Articles of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Articles of Merger as agreed to by the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the "Effective Time".

2.5           Certificate of Incorporation and Bylaws.

(a)

The Certificate of Incorporation of Naked as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws.

(b)	The bylaws of Subco as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws.

2.6           Directors. The board of directors of Naked immediately prior to the Effective Time shall constitute the entire board of directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7           Officers. The officers of Naked immediately prior to the Effective Time shall constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.8           Treatment of Issued Capital. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Subco, Naked or the Naked Shareholders:

(i)

each Naked Share held by a Naked Shareholder (other than Dissenting Shareholders) immediately prior to the Effective Time will be converted into the right to receive that number of fully paid and non-assessable SBH Shares equal to the product determined by multiplying the number of Naked Shares held by such Naked Shareholder by the Exchange Ratio, with the intention that an aggregate of 13,500,000 SBH Shares will be issued to the Naked Shareholders (with such adjustments as may be necessary as set out in Section 2.8(iv)). All such Naked Shares will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and each certificate previously representing such Naked Shares will thereafter represent only the right to receive the SBH Shares,

(ii)

each Naked Warrant held by a Naked Warrantholder will be converted into the right to receive that number of SBH Warrants equal to the product determined by multiplying the number of Naked Warrants held by such Naked Warrantholder by the Exchange Ratio. Each SBH Warrant issued to the Naked Warrantholders will be exercisable into one SBH Share for a period of two years from the Effective Date at a price of $0.75 per SBH Share. All such Naked Warrants will no longer be outstanding and will automatically be cancelled and retired and shall cease to exist, and each certificate previously representing such Naked Warrants will thereafter represent only the right to receive the SBH Warrants,

(iii)	each Subco Share issued and outstanding immediately before the Effective Time will be converted into one share of common stock of the Surviving Corporation, and

(iv)

no fractional SBH Shares will be issued to Naked Shareholders; in lieu of any fractional entitlement, the number of SBH Shares issued to each Naked Shareholder will be rounded up to the next greater whole number of Naked Shares if the fractional entitlement is equal to or greater than 0.5 and will, without any additional compensation, be rounded down to the next lesser whole number of Naked Shares if the fractional entitlement is less than 0.5.

2.9           Share and Warrant Certificates. On or after the Effective Date:

(a)

upon surrender to SBH of the certificates representing the issued and outstanding Naked Shares and Naked Warrants and delivery of an executed Non-U.S. Certificate, the Naked Shareholders and Naked Warrantholders will be entitled to receive certificates representing SBH Shares or SBH Warrants, as applicable, from SBH as provided for in Sections 2.8(i) and 2.8(ii) on the later of:

	(i)	the Effective Date, and

	(ii)	the third Business Day following the date of receipt by SBH of the share or warrant certificates, as applicable, and the Non-US Certificate referred to above;

(b)

the original share certificate of Subco registered in the name of SBH will be cancelled and SBH will be issued a share certificate for the number of shares of the Surviving Corporation to be issued to SBH as provided in Section 2.8(iii) hereof; and

(c)

certificates representing the Naked Shares and Naked Warrants will cease to represent any claim upon or interest in Naked other than the right of the Naked Shareholder or Naked Warrantholder, as applicable, to receive, pursuant to the terms hereof, SBH Shares or SBH Warrants, as applicable, in accordance with Sections 2.8(i) and 2.8(ii) hereof.

2.10           Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The Parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368 -2(g) and 1.368 -3(a) of the United States Treasury Regulations.

2.11           Further Action. If, at any time after the Effective Time, any further action is determined by SBH to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Subco and Naked, the officers and directors of the Surviving Corporation and SBH will be fully authorized (in the name of Subco, in the name of Naked and otherwise) to take such action.

2.12           No Liability. None of SBH, Subco or Naked will be liable to any Naked Shareholder or Naked Warrantholder for any Naked Shares or Naked Warrants delivered to a public official pursuant to any abandoned property, escheat or similar law.

2.13           Extinguishment of Rights. On the sixth anniversary of the Effective Date, any and all such rights which have not been exercised by Naked Shareholders who have not dissented in accordance with Section 2.17 will be extinguished and the certificates representing the Naked Shares will be deemed to be surrendered to SBH for no consideration.

2.14           Shareholder Approval. Subject to the terms and conditions of this Agreement:

(a)

Naked will distribute the Naked Information Statement and/or such other documents as may be necessary or desirable to permit the Naked Shareholders to consider, and if deemed appropriate, approve the Continuance and the Merger; and

(b)

provided that: (i) the Continuance and the Merger are approved by a majority of the Naked Shareholders, as required by the provisions of the CBCA and the NRS, (ii) the Merger is approved by SBH as the sole shareholder of Subco, and (iii) the conditions set out in Article 8 hereof have been satisfied or waived, as soon as reasonably practicable thereafter, SBH, Naked and Subco will take all actions required to effect the Merger.

2.15           Naked Information Statement. Naked will prepare the Naked Information Statement (including supplements or amendments thereto). SBH will provide such information to Naked as is needed to provide complete and accurate disclosure in the Naked Information Statement. Each of Naked and SBH will:

(a)

ensure that all information provided by it or on its behalf that is contained in the Naked Information Statement does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Naked Information Statement and necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(b)

promptly notify the other Party if, at any time before the Effective Time, it becomes aware that the Naked Information Statement contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated to make any statement in the Naked Information Statement not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to the Naked Information Statement.

2.16           Public Announcement. Immediately after the execution of this Agreement, SBH will issue a public announcement announcing the entering into of this Agreement, which announcement will address all matters required by Applicable Securities Laws and will be in form and substance acceptable to SBH and Naked, acting in a commercially reasonable manner. No Party will issue any news release or public statements inconsistent with such public announcement.

2.17           Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Naked Shares (the "Dissent Shares") held by a Dissenting Shareholder who complies with all the provisions of Section 92A.420 of the NRS concerning the right of Naked Shareholders to dissent from the Merger and require appraisal of their Dissent Shares shall not be converted as described in Section 2.8(i) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 92A.460 of the NRS. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the provisions of the NRS, his Dissent Shares shall be deemed to be converted as of the Effective Time into the right to receive SBH Shares. Naked shall give SBH prompt notice of any demands for appraisal of Dissent Shares received by Naked.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SBH AND SUBCO

As of the Closing Date, and except as set forth in the SBH Disclosure Letter, or as otherwise provided for herein or in any certificate or other instrument delivered pursuant to this Agreement, SBH and Subco hereby jointly and severally make the following representations to Naked and acknowledge and agree that Naked and the Naked Shareholders are relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the SBH Disclosure Letter, in connection with the execution, delivery and performance of this Agreement:

3.1           Incorporation.

(a)

SBH is a corporation duly continued and validly existing under the laws of the State of Nevada and is in good standing with respect to the filing of annual returns. SBH has the power, authority and capacity to conduct its business as such business is now being conducted. SBH is qualified to do business and is in good standing in each of the jurisdictions in which it owns property, does business, or is required to be so qualified.

(b)

Subco is a corporation duly incorporated and validly existing under the laws of the State of Nevada and is in good standing with respect to the filing of annual returns. Subco has not, and will not, carry on any active business and was incorporated by SBH solely for the purposes of this Agreement.

3.2           Corporate Power and Authority. SBH and Subco have all corporate power and capacity to execute and deliver this Agreement and to consummate the transactions and otherwise perform their respective obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SBH and Subco and by SBH as the sole shareholder of Subco and no other corporate proceedings or approvals on the part of SBH or Subco are necessary to authorize this Agreement.

3.3           Subsidiaries. SBH has no subsidiaries other than Subco and Subco has no subsidiaries.

3.4           Public Record. As of their respective dates, all information and materials filed by SBH with the SEC and the British Columbia Securities Commission (including all exhibits and schedules thereto and documents incorporated by reference therein), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and complied in all material respects with all applicable legal and stock exchange requirements.

3.5           Share Capital. The authorized share capital of SBH consists of 100,000,000 SBH Shares, having a par value of $0.001 per SBH Share, and as of the date of this Agreement, 9,010,000 SBH Shares are issued and outstanding as fully paid and non-assessable SBH Shares.

3.6           Additional Securities. No Persons have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance of any SBH Shares or other securities of SBH or Subco, or securities convertible into, exchangeable for, or which carry the right to purchase SBH Shares or other securities of SBH or Subco, except as contemplated in connection with the Transaction or the SBH Private Placement.

3.7           Board Approval. The acceptance, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of each of SBH and Subco.

3.8           Share and Warrant Issuance. Subject to Applicable Securities Laws, SBH has the full and lawful right and authority to issue SBH Shares to the Naked Shareholders and SBH Warrants to the Naked Warrantholders and, upon completion of the Transaction, such SBH Shares will be validly issued as fully paid and non-assessable and free and clear of all Encumbrances, and such SBH Warrants will be validly issued and constitute binding obligations of SBH.

3.9           No Breach Caused by the Agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, the Charter Documents, director or shareholder minutes of SBH or Subco, or any agreement or instrument to which SBH or Subco is a party or by which SBH or Subco or the SBH Assets are bound, or any Order, decree, statute, regulation, covenant or restriction applicable to SBH or Subco.

3.10           Litigation. There are no actions, suits or Proceedings, judicial or administrative (whether or not purportedly on behalf of SBH or Subco) pending or, to the best knowledge of SBH, threatened by or against SBH or Subco, at law or in equity, or before or by any Governmental Body, and SBH is not aware of any existing ground on which any such action, suit or Proceeding might be commenced with any reasonable likelihood of success.

3.11           No Default. To the best knowledge of SBH, SBH is not in default or breach of its obligations under any material contracts to which it is a party and, to the best knowledge of SBH, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach, and all such material contracts are now in good standing and in full force and effect and SBH is entitled to all benefits thereunder. Further, there are no outstanding material disputes under any such contracts and no consents, releases, waivers or approvals are necessary under such contracts with regard to the transactions described in this Agreement. SBH is not aware of any other party having an intention to terminate, either by notice or breach, any material contract made with SBH.

3.12           Compliance.

          To the best knowledge of SBH:

(a)

each of SBH and Subco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of, any Applicable Laws applicable to the business or operations of SBH or Subco;

(b)

neither SBH nor Subco is subject to any judgment, Order or decree entered in any lawsuit or Proceeding applicable to its business and operations that would constitute a Material Adverse Effect on SBH or Subco or the SBH Assets;

(c)

each of SBH and Subco has duly filed all reports and returns required to be filed by it with any Governmental Body and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement, necessary for the conduct of its business or operations or required in connection with this Agreement. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of SBH, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)

each of SBH and Subco has operated in material compliance with Applicable Laws applicable to its business. None of such Parties has received any notice of any violation thereof, nor are any aware of any valid basis therefor.

3.13           Consents. Other than the filing of any documents required with respect to the filing of the Articles of Merger and in connection with the closing of the SBH Private Placement, no authorization, approval, Order, license, permit or consent of any Governmental Body, and no registration, declaration or filing by SBH or Subco with any such Governmental Body, is required in order for SBH or Subco to:

(a)	consummate the Transaction;

(b)	execute and deliver all of the documents and instruments to be delivered by SBH and Subco under this Agreement;

(c)	duly perform and observe the terms and provisions of this Agreement; or

(d)	render this Agreement legal, valid, binding and enforceable.

3.14           Material Contracts. Neither SBH nor Subco is a party to any material contracts except the SBH Material Agreements. The SBH Material Agreements are duly authorized, enforceable on their respective terms, and all covenants required thereunder have been complied with in all material respects. The SBH Material Agreements are in full force and effect, and there exists no material breach or violation of or default by SBH or any other party to the SBH Material Agreements, or any event that, with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any of the SBH Material Agreements. The continuation, validity and effectiveness of each SBH Material Agreement will in no way be affected by the consummation of the transactions contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification or change to, any SBH Material Agreement.

3.15           SBH Assets.

(a)	Neither SBH nor Subco owns any real property.

(b)

All SBH Assets are owned legally and beneficially by SBH with good and marketable title thereto, free and clear of all Encumbrances whether contingent or absolute, except as set out in the SBH Material Agreements.

(c)

Except as otherwise described in the SBH Material Agreements, no Person other than SBH has or will have any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, for the acquisition of an interest in any of the SBH Assets.

(d)	To the best knowledge of SBH:

(i)

there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting the SBH Assets that, if adversely resolved or determined, would have a Material Adverse Effect on the SBH Assets and there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect;

	(ii)	SBH holds all permits, licences, consents and authorities issued by any Governmental Body which are necessary in connection with its business or operations;

	(iii)	there are no outstanding agreements or options to acquire any of the SBH Assets;

(iv)

SBH has duly filed all reports and returns required to be filed with all Governmental Bodies with respect to the SBH Assets and has obtained all governmental permits and other governmental consents with respect to the SBH Assets, except as may be required after the execution of this Agreement and all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of SBH, threatened, and none of them will be adversely affected by the entry into this Agreement;

(v)

there is no adverse claim or challenge against or to the ownership of or title to any of the SBH Assets and, to the best knowledge of SBH, there is no basis for such adverse claim or challenge which may affect the SBH Assets; and

	(vi)	SBH has provided Naked with copies of all of the material information relating to the SBH Assets.

(e)

Subsequent to the entry into the SBH Material Agreements, SBH has not received any information from any Person that would modify or change the representations and warranties set out in Section 3.15(d).

3.16           Tax Matters. Each of SBH and Subco has filed with appropriate federal, state, provincial and local taxation authorities, all returns, reports and declarations which are required to be filed by it and no taxing authority is asserting or has, to the best knowledge of SBH, threatened to assert, or has any basis for asserting against SBH or Subco, any claim for additional Taxes or interest thereon or penalty.

3.17           Employees. Neither SBH nor Subco has any employees.

3.18           Financial Statements. The financial statements of SBH that have been filed with the SEC, including the SBH Financial Statements, are based on the books and records of SBH and fairly present the financial condition of SBH at the date thereof and the results of the operations for such periods. No information has come to the attention of SBH since the dates that the SBH Financial Statements were issued that would, or would reasonably be expected to, require any restatement or revision of any such SBH Financial Statements.

3.19           Liabilities of SBH. Neither SBH nor Subco has any Indebtedness, Liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), other than as set out in the SBH Disclosure Letter, except for those incurred in connection with the transactions contemplated by this Agreement or in the normal course of business.

3.20           Valid and Binding Obligation. This Agreement, when executed and delivered, will be duly executed and delivered by SBH and/or Subco, as the case may be, and constitutes legal, valid and binding obligations of SBH and Subco, enforceable against them in accordance with its terms subject only to:

(a)	any limitation under Applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors' rights generally; and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

3.21           Material Adverse Change. There are no material facts or material information which exist, and there has been no Material Adverse Change in the capital, business, SBH Assets, Liabilities, obligations (absolute, accrued, contingent or otherwise), operations, condition (financial or otherwise), results of operations, financial position, capital or long-term debt, affairs or prospects of SBH since July 31, 2011 which have not been disclosed in the manner required by Applicable Securities Laws.

3.22           Business of SBH. To the best knowledge of SBH, SBH has conducted its activities in material compliance with all Applicable Laws.

3.23           Guarantees. Neither SBH nor Subco is a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement, or any like commitment, of the obligations, Liabilities (contingent or otherwise) or Indebtedness of any other Person.

3.24           Absence of Other Agreements. Other than as disclosed in the SBH Disclosure Letter, neither SBH nor Subco is:

(a)	a party to any material contract;

(b)	bound by any outstanding contract or commitment which requires prior approval of any change of control of SBH;

(c)	bound by any outstanding contract or commitment except those entered into in the ordinary course of business; or

(d)	in default under any material contract by which it is bound or under which it is entitled to the benefits of and advantages thereof.

3.25           Dividends. Neither SBH nor Subco has, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

3.26           No Bankruptcy. No Proceedings have been taken, are pending or authorized by SBH or Subco, or by any other Person, in respect of the bankruptcy, insolvency, liquidation or winding up of SBH or Subco.

3.27           Corporate Records. Other than as disclosed in the SBH Disclosure Letter, the corporate records and minute books of SBH contain complete and accurate minutes of all meetings of the directors and the SBH Shareholders held since its incorporation, and signed copies of all resolutions duly passed or confirmed by the directors or the SBH Shareholders other than at a meeting. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of SBH are complete and accurate in all material respects.

3.28           No Brokers. Except for any fees that may be paid to any broker or agent who may be retained in regards to the SBH Private Placement, SBH has not entered into any agreement which would entitle any Person to any valid claim against SBH or Naked for a broker's commission, finder's fee or any like payment in respect of the Transaction or any other matters contemplated by this Agreement.

3.29           Restrictions on Doing Business. Neither SBH nor Subco is a party to or bound by any agreement which would restrict or limit its respective right to carry on any business or activity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NAKED

As of the Closing Date, and except as set forth in the Naked Disclosure Letter, or as otherwise provided for in any certificate or other instrument delivered pursuant to this Agreement, Naked makes the following representations to SBH and acknowledges and agrees that SBH is relying upon such representations and warranties, each of which is qualified in its entirety by the matters described in the Naked Disclosure Letter, in connection with the execution, delivery and performance of this Agreement:

4.1           Incorporation. Naked is a corporation duly incorporated and validly existing under the federal laws of Canada and is in good standing with respect to the filing of annual returns, and has the power, authority and capacity to enter into this Agreement, to carry out its terms, to own the Naked Assets and to conduct its business as such business is now being conducted. Naked is qualified to do business and is in good standing in each of the jurisdictions in which it owns property, does business, or is required to be so qualified.

4.2           Corporate Power and Authority. Naked has all corporate power and capacity to execute and deliver this Agreement and to consummate the transactions and otherwise perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by Naked and, except for receipt of Naked Shareholder approval of the Transaction prior to the Closing Date, no other corporate proceedings or approvals on the part of Naked or the Naked Shareholders is necessary to authorize this Agreement.

4.3           Subsidiaries. Naked has no Subsidiaries.

4.4           Share Capital. The authorized share capital of Naked is as set out in the Naked Disclosure Letter. None of the outstanding Naked Shares are subject to pre-emptive rights. All of the outstanding Naked Shares have been issued in full compliance with the provisions of the CBCA, the Charter Documents of Naked and Applicable Securities Laws.

4.5           No U.S. Shareholders. None of the Naked Shareholders are U.S. Persons, as that term is defined in Regulation S promulgated under the U.S. Securities Act, as amended. Naked acknowledges that it is aware that the SBH Shares have not been and will not be registered under the U.S. Securities Act or the securities laws of any state and may not be offered or sold, directly or indirectly, in the United States without registration under the U.S. Securities Act and the Applicable Laws of all applicable states or an exemption from such registration requirements, and Naked further acknowledges that SBH has no present intention of filing a registration statement under the U.S. Securities Act in respect of the SBH Shares.

4.6           Additional Securities. Except as set out in the Naked Disclosure Letter, there are not, and will not be at the Effective Time, any outstanding warrants, options or other rights or other arrangements under which Naked is bound or obligated to issue additional Naked Shares, warrants or options, or other securities, options or rights to acquire Naked Shares. There are no agreements or instruments purporting to restrict the transfer of the Naked Shares, other than Applicable Securities Laws and the Charter Documents of Naked, and there are no voting agreements, shareholders' agreements, voting trusts, or other arrangements restricting or affecting the voting of the Naked Shares, other than the Voting Agreement.

4.7           Board Approval. The acceptance, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Naked.

4.8           No Breach Caused by the Agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in any breach of any of the terms or provisions of, or constitute a default under, the Charter Documents, director or shareholder minutes of Naked, any agreement or instrument to which Naked is a party or by which Naked or the Naked Assets are bound, or any Order, decree, statute, regulation, covenant or restriction applicable to Naked.

4.9           Litigation. There are no actions, suits or Proceedings, judicial or administrative (whether or not purportedly on behalf of Naked) pending or, to the best knowledge of Naked, threatened by or against Naked, or affecting any of the Naked Assets at law or in equity, or before or by any Governmental Body, and Naked is not aware of any existing ground on which any such action, suit or Proceeding might be commenced with any reasonable likelihood of success.

4.10          No Default. To the best knowledge of Naked, Naked is not in default or breach of its obligations under any material contracts to which it is a party and, to the best knowledge of Naked, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach, and all such material contracts are now in good standing and in full force and effect without amendment thereto and Naked is entitled to all benefits thereunder. Further, there are no outstanding material disputes under any such contracts and no consents, releases, waivers or approvals are necessary under such contracts with regard to the transactions described in this Agreement. Naked is not aware of any other party having an intention to terminate, either by notice or breach, any material contract made with Naked.

4.11          Material Contracts. Naked is not a party to any material contracts except the Naked Material Agreements. The Naked Material Agreements are duly authorized, enforceable on their respective terms, and all covenants required thereunder have been complied with in all material respects. The Naked Material Agreements are in full force and effect, and there exists no material breach or violation of or default by Naked or any other party to the Naked Material Agreements, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any of the Naked Material Agreements. The continuation, validity, and effectiveness of each Naked Material Agreement will in no way be affected by the consummation of the Merger contemplated by this Agreement. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Naked Material Agreement.

4.12          Naked IP.

(a)

The Naked Disclosure Letter contains a complete and correct list of all: (i) Patents owned by Naked, (ii) registered Trademarks and material unregistered Trademarks owned by Naked, (iii) registered Copyrights and material unregistered Copyrights owned by Naked, and (iv) for each of the foregoing, any actions, annuities, maintenance fees, or proceedings that must be paid or undertaken within the first ninety days after the Closing Date in order to preserve, perfect, or maintain such Intellectual Property.

(b)

Except as set forth in the Naked Disclosure Letter, Naked owns all right, title, and interest in, or has the valid right to use, all of the Naked IP, free and clear of all Encumbrances, and there are no obligations or covenants to, or restrictions from any other Persons affecting the use, enforcement, transfer, or licensing of the Naked IP by Naked.

(c)	Naked is the sole and exclusive beneficial owner, and, with respect to applications and registrations, record owner, of all the Naked IP.

(d)	The Naked IP constitutes all the Intellectual Property necessary to conduct the businesses of Naked as currently conducted or as proposed to be conducted.

(e)	The Naked IP is valid, subsisting and enforceable.

(f)	No Naked IP is being licensed, enforced, or otherwise used in a manner that would result in the abandonment, cancellation, or unenforceability of such Naked IP.

(g)

Use by Naked of any Naked IP, and the conduct of the Naked business, does not infringe, misappropriate, or otherwise violate any rights of any Person, and no proceeding is pending or, to the best knowledge of Naked, has been threatened or asserted against Naked with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Naked IP. To the best knowledge of Naked, there is no valid basis for any such claim.

(h)	Naked has not infringed, misappropriated, or otherwise violated any Intellectual Property of any other Person.

(i)

To the best knowledge of Naked, no Person is infringing, misappropriating, or otherwise violating any rights of Naked in or to any Naked IP. No Proceeding is pending or has been threatened or asserted by Naked against any Person with regard to the ownership, use, infringement, misappropriation, violation, validity or enforceability of any Naked IP.

(j)

Naked has taken reasonable actions to protect the confidentiality of its Trade Secrets and other Naked IP and confidential information. Each Person presently or previously employed by Naked (including independent contractors and consultants, if any) who has or had access to confidential or proprietary information or any Trade Secret of Naked or Naked IP has executed a confidentiality and nondisclosure agreement.

(k)

The consummation of the transactions contemplated by this Agreement, and compliance by Naked with the provisions of this Agreement, will not result in the termination, cancellation, loss, or impairment of, nor require the payment of additional amounts or the consent of any Person in respect of, or result in the creation of any Encumbrance in or upon, any Naked IP.

4.13           Naked Assets.

(a)	Naked does not own any real property.

(b)

All Naked Assets are owned legally and beneficially by Naked with good and marketable title thereto, free and clear of all Encumbrances whether contingent or absolute, except as set out in the Naked Material Agreements or as disclosed in the Naked Financial Statements.

(c)

Except as otherwise described in the Naked Material Agreements, no Person other than Naked has or will have any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, for the acquisition of an interest in any of the Naked Assets.

(d)	To the best knowledge of Naked:

(i)

there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting the Naked Assets that, if adversely resolved or determined, would have a Material Adverse Effect on the Naked Assets and there is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect;

(ii)

there are no outstanding agreements or options to acquire any of the Naked Assets, and, other than as set out in the Naked Material Agreements, no Person has any proprietary or possessory interest in any of the Naked Assets;

(iii)

Naked has duly filed all reports and returns required to be filed with all Governmental Bodies with respect to the Naked Assets and has obtained all governmental permits and other governmental consents with respect to the Naked Assets, except as may be required after the execution of this Agreement and all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of Naked, threatened, and none of them will be adversely affected by the entry into this Agreement;

(iv)

there is no adverse claim or challenge against or to the ownership of or title to any of the Naked Assets and, to the best knowledge of Naked, there is no basis for such adverse claim or challenge which may affect the Naked Assets; and

(v) Naked has provided SBH with all of the material information relating to the Naked Assets.

(e)

Subsequent to the entry into the Naked Material Agreements, Naked has not received any information from any Person that would modify or change the representations and warranties set out in Section 4.13(d).

4.14           Compliance.

(a)

To the best knowledge of Naked, it is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of, any Applicable Laws applicable to the business or operations of Naked.

(b)

To the best knowledge of Naked, it is not subject to any judgment, Order or decree entered in any lawsuit or Proceeding applicable to its business and operations that would constitute a Material Adverse Effect on Naked or the Naked Assets, taken as a whole.

(c)

Naked has duly filed all reports and returns required to be filed by it with all Governmental Bodies and has obtained all necessary permits and consents from such Governmental Bodies, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of Naked, threatened, and Naked will not be adversely affected by the consummation of the Merger.

(d)

To the best knowledge of Naked, it has operated in material compliance with all Applicable Laws. Naked has not received any notice of any violation thereof, nor is Naked aware of any valid basis therefor.

4.15           Consents. Other than the filing of any documents with respect to the Continuance and the filing of the Articles of Merger, no authorization, approval, Order, license, permit or consent of any Governmental Body, and no registration, declaration or filing by Naked with any such Governmental Body, is required in order for Naked to:

(a)	consummate the Transaction;

(b)	execute and deliver all of the documents and instruments to be delivered by Naked under this Agreement;

(c)	duly perform and observe the terms and provisions of this Agreement; or

(d)	render this Agreement legal, valid, binding and enforceable.

4.16           Employees. Naked has four employees.

4.17           Tax Matters. Naked has filed with appropriate federal, state, provincial and local taxation authorities, all returns, reports and declarations which are required to be filed by it and no taxing authority is asserting or has, to the best knowledge of Naked, threatened to assert, or has any basis for asserting against Naked any claim for additional Taxes or interest thereon or penalty.

4.18           Financial Statements. The Naked Financial Statements, when completed, will be based on the books and records of Naked and will fairly present the consolidated financial condition of Naked at the dates thereof and the results of the operations for such periods.

4.19           Liabilities of Naked. Naked has no Indebtedness, Liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), which will not be disclosed in the Naked Financial Statements, except for those incurred in connection with the transactions contemplated by this Agreement.

4.20           Shareholder Loans. Except as disclosed in the Naked Disclosure Letter, there are no loans or other Liabilities of Naked outstanding in favour of any of the Naked Shareholders, any former shareholder of Naked, or any party related to them, nor are there any loans outstanding or other amounts due to Naked from any such Persons.

4.21           Indebtedness to Officers and Directors. Except as disclosed in the Naked Disclosure Letter, Naked has no Indebtedness to any director, officer, employee or consultant of Naked.

4.22           Valid and Binding Obligation. This Agreement, when executed and delivered, will be duly executed and delivered by Naked and will constitute legal, valid and binding obligations of Naked, enforceable against it in accordance with its terms, subject only to:

(a)	any limitation under Applicable Laws relating to bankruptcy, insolvency, moratorium, reorganization and other similar laws relating to or affecting the enforcement of creditors' rights generally; and

(b)	the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court.

4.23           Guarantees. Naked is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement, or any like commitment, of the obligations, Liabilities (contingent or otherwise) or Indebtedness of any other Person.

4.24           Absence of Other Agreements. Other than as disclosed herein or in the Naked Disclosure Letter, Naked is not:

(a)	a party to any material contract;

(b)	bound by any outstanding contract or commitment which requires prior approval of any change of control of Naked;

(c)	bound by any outstanding contract or commitment except those entered into in the ordinary course of business; or

(d)	in default under any material contract by which it is bound or under which it is entitled to the benefits of and advantages thereof.

4.25           Corporate Records. Other than as disclosed in the Naked Disclosure Letter, the corporate records and minute books of Naked contain complete and accurate minutes of all meetings of the directors and the Naked Shareholders held since its incorporation, and signed copies of all resolutions duly passed or confirmed by the directors or the Naked Shareholders other than at a meeting. The share certificate books, register of security holders, register of transfers and register of directors and any similar corporate records of Naked are complete and accurate in all material respects.

4.26           No Brokers. Except for any fees that may be paid to any broker or agent who may be retained in regards to the SBH Private Placement, Naked has not entered into any agreement which would entitle any Person to any valid claim against SBH or Naked for a broker's commission, finder's fee or any like payment in respect of the Transaction or any other matters contemplated by this Agreement.

4.27           Dividends. Naked has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its shares or securities or, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or securities or agreed to do any of the foregoing.

4.28           No Bankruptcy. No Proceedings have been taken, are pending or authorized by Naked or by any other Person in respect of the bankruptcy, insolvency, liquidation or winding up of Naked.

4.29           Restrictions on Doing Business. Naked is not a party to or bound by any agreement which would restrict or limit its right to carry on any business or activity.

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1           Survival of Representations and Warranties. The representations and warranties made by the Parties and contained in this Agreement will survive the Closing for twelve months.

ARTICLE 6
COVENANTS OF NAKED

Naked hereby covenants and agrees with SBH as follows, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:

6.1           Investigations and Availability of Records. SBH and/or its directors, officers, auditors, counsel and other authorized representatives will be permitted to make such commercially reasonable investigations of the Naked Assets and business of Naked and of its financial and legal condition as SBH reasonably deems necessary or desirable, provided always that such investigations will not unduly interfere with the operations of Naked. Naked will provide copies of Naked's corporate records, including its minute books, share ledgers and the records maintained in connection with the business of Naked. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties will continue in full force and effect for the benefit of SBH.

6.2           Necessary Consents. Naked will use its commercially reasonable efforts to obtain from the Naked Shareholders and all appropriate Governmental Bodies such approvals or consents as are required (if any) to complete the transactions contemplated herein.

6.3           Confidentiality.

(a)

Naked will keep confidential any confidential information, Trade Secrets or confidential financial or business documents (collectively the "SBH Information") received by it from SBH concerning SBH or its business and will not disclose such SBH Information to any third party, provided that any of such SBH Information may be disclosed to Naked's directors, officers, employees, representatives and professional advisors who need to know such SBH Information in connection with the transactions contemplated hereby (provided Naked will use commercially reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such SBH Information) and provided further that Naked will not be liable for disclosure of SBH Information upon occurrence of one or more of the following events:

	(i)	SBH Information becoming generally known to the public other than through a breach of this Agreement;

(ii)

SBH Information being lawfully obtained by Naked from a third party or parties without breach of this Agreement by Naked, as shown by documentation sufficient to establish the third party as a source of SBH Information;

	(iii)	SBH Information being known to Naked prior to disclosure by SBH, or its Affiliates, as shown by documentation sufficient to establish such knowledge; or

	(iv)	SBH having provided its prior written approval for such disclosure by Naked.

(b)	In the event this Agreement is terminated in accordance with the provisions hereof, Naked will:

(i)

use commercially reasonable efforts to ensure that all documents prepared or obtained in the course of its investigations of SBH or its business and all copies thereof are either destroyed or returned to SBH so as to ensure that, so far as possible, any SBH Information obtained during, and as a result of, such investigations by the directors, officers, employees, representatives and professional advisors of Naked is not disseminated beyond those individuals concerned with such investigations; and

(ii)

not, directly or indirectly, use for its own purposes any SBH Information discovered or acquired by the directors, officers, employees, representatives and professional advisors of Naked as a result of SBH making available to them the SBH Information.

6.4           Status and Filings. Naked will maintain its corporate status and comply with all applicable corporate and securities requirements, and any other requirements of any Governmental Bodies, (including any applicable filing requirements) prior to Closing.

6.5           Material Change. Naked will provide prompt and full disclosure to SBH of any material information, change or event in the business, operations, financial condition or other affairs of Naked prior to Closing.

6.6           Shareholder Approval. Naked will use its commercial best efforts to obtain the approval of the Naked Shareholders for the Continuance and the Merger. Additionally, the board of directors of Naked will recommend that the Naked Shareholders vote in favour of and approve the Continuance and the Merger.

6.7           Voting Agreements. Naked will cause Naked Shareholders holding a minimum of 51% of the issued and outstanding Naked Shares to execute and deliver Voting Agreements pursuant to which such Naked Shareholders will covenant to vote in favour of the Continuance and the Merger.

6.8           Pooling Agreements. Naked will use commercial best efforts to cause each of the Naked Shareholders to, at or prior to the Closing, enter into a Pooling Agreement with an escrow agent to be determined by SBH (the "Trustee"), pursuant to which such Naked Shareholders will deposit their respective SBH Shares received in exchange for their respective Naked Shares as a result of the Merger with the Trustee until such SBH Shares are released from the Pooling Agreement in accordance with the terms thereof. Each Pooling Agreement will provide, among other things, that 25% of the SBH Shares will be released 90 days after the one year anniversary of the Closing Date and then 25% each 90 days thereafter. Each Pooling Agreement will also provide that the holders of such SBH Shares that are subject to the Pooling Agreement will not vote to effect a consolidation of the SBH Shares without the consent of a special resolution of the holders of all outstanding SBH Shares, except in the event of failure of the business of Naked or in the event that Naked is unable to raise financing due to its capitalization structure, as determined by a professional financier acting reasonably.

6.9           Negative Covenants. Except as contemplated by this Agreement or the Naked Material Agreements, Naked will not, without the prior written consent of SBH, prior to the Closing Date:

(a)	issue any securities in itself;

(b)	except in the ordinary course of business, sell, mortgage, pledge or dispose of any of the Naked Assets or subject any of the Naked Assets to any Encumbrance;

(c)

acquire or agree to acquire (by merger, amalgamation, acquisition of securities or assets or otherwise) any Person or division or any assets or properties, other than in the ordinary course of business;

(d)	terminate or default under any Naked Material Agreement;

(e)	declare or pay any management or employee bonuses;

(f)	declare or pay any dividends or distribute any of the Naked Assets to the Naked Shareholders or any other Persons;

(g)	enter into any contracts, other than in the ordinary course of business;

(h)	alter or amend the Charter Documents of Naked;

(i)	make any cash payments or incur any debt outside the ordinary course of business;

(j)	enter into any agreement resulting in a change of control of Naked;

(k)	make any material change in accounting procedures or practices;

(l)	settle any outstanding claim, dispute, litigation matter or tax dispute; or

(m)	enter into any agreement or understanding to do any of the foregoing.

6.10           Naked Financial Statements. Naked will prepare the Naked Financial Statements and deliver the Naked Financial Statements to SBH prior to the Effective Date.

6.11           Conditions Precedent. Naked will use commercial best efforts to cause each of the conditions precedent in Section 8.2 hereof to be complied with.

6.12           Standstill. From the date of execution of this Agreement until completion of the transactions contemplated herein or the earlier termination hereof, Naked will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the securities, business, operations, affairs or financial condition of Naked to, any Person, entity or group in connection with the acquisition or distribution of any securities of Naked, or any amalgamation, merger, consolidation, arrangement, restructuring, refinancing, sale of any material assets or part thereof, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or is satisfactory to, and is approved in writing in advance by, the other Parties hereto (with such approval not being unreasonably withheld or delayed) or is necessary to carry on the normal course of business.

6.13           All Other Action. Naked will use commercial best efforts to satisfy each of the conditions precedent to be satisfied by it as soon as practical and in any event before the Effective Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Merger in accordance with the terms and conditions of this Agreement and Applicable Laws.

ARTICLE 7
COVENANTS OF SBH

SBH hereby covenants and agrees with Naked as follows, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:

7.1           Investigations and Availability of Records. Naked and/or its directors, officers, auditors, counsel and other authorized representatives will be permitted to make such commercially reasonable investigations of the SBH Assets and business of SBH, and of its financial and legal condition, as Naked reasonably deems necessary or desirable, provided always that such investigations will not unduly interfere with the operations of SBH. If requested, SBH will provide copies of SBH's corporate records, including its minute books, share ledgers and the records maintained in connection with the business of SBH. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties will continue in full force and effect for the benefit of Naked.

7.2           Necessary Consents. SBH will use its commercial best efforts to obtain from all appropriate Governmental Bodies such approvals or consents as are required (if any) to complete the transactions contemplated herein.

7.3           Confidentiality.

(a)

SBH will keep confidential any confidential information, Trade Secrets or confidential financial or business documents (collectively the "Naked Information") received by it from Naked concerning Naked or its business and will not disclose such Naked Information to any third party, provided that any of such Naked Information may be disclosed to SBH's directors, officers, employees, representatives and professional advisors who need to know such Naked Information in connection with the transactions contemplated hereby (provided SBH will use commercially reasonable efforts to ensure that such directors, officers, employees, representatives and professional advisors keep confidential such Naked Information) and provided further that SBH will not be liable for disclosure of Naked Information upon the occurrence of one or more of the following events:

	(i)	Naked Information becoming generally known to the public other than through a breach of this Agreement;

(ii)

Naked Information being lawfully obtained by SBH from a third party or parties without breach of this Agreement by SBH, as shown by documentation sufficient to establish the third party as a source of Naked Information;

	(iii)	Naked Information being known to SBH prior to disclosure by Naked, or its Affiliates, as shown by documentation sufficient to establish such knowledge; or

	(iv)	Naked having provided its prior written approval for such disclosure by SBH.

(b)	In the event this Agreement is terminated in accordance with the provisions hereof, SBH will:

(i)

use commercially reasonable efforts to ensure that all documents prepared or obtained in the course of its investigations of Naked or its business and all copies thereof are either destroyed or returned to Naked so as to ensure that, so far as possible, any Naked Information obtained during, and as a result of, such investigations by the directors, officers, employees, representatives and professional advisors of SBH is not disseminated beyond those individuals concerned with such investigations; and

(ii)

not, directly or indirectly, use for its own purposes, any Naked Information, discovered or acquired by the directors, officers, employees, representatives and professional advisors of SBH as a result of Naked making available to them the Naked Information.

7.4           Status and Filings. SBH will maintain its corporate status and comply with all Applicable Securities Laws (including any applicable filing requirements) prior to Closing.

7.5           Material Change. SBH will provide prompt and full disclosure to Naked of any material information, change or event in the business, operations, financial condition or other affairs of SBH prior to Closing.

7.6           SBH Directors. SBH will take all required action to make the appointments of two new directors of SBH, each as nominated by Naked, which new directors will be Joel Primus and one other director to be determined by Naked and approved by SBH, acting reasonably, before Closing, and which appointments will be effective on Closing or, if applicable, ten days after the filing of a Schedule 14f-1 with the SEC in connection with the transactions contemplated by this Agreement. Upon the effectiveness of the appointments described in this Section 7.6, the board of directors of SBH will consist of three directors, two of which will be the nominees of SBH described in this Section 7.6 and one of which will be a nominee of SBH.

7.7           SBH Officers. All officers of SBH will have agreed to resign and nominees of Naked will be appointed to all officer positions with SBH, with such resignations and appointments to be effective as of the Closing.

7.8           Name Change. In connection with the Closing, the board of directors of SBH will cause the name of SBH to be changed to "Naked Brand Group Inc.", or such other name as requested by Naked and available for reservation and use as indicated by the Secretary of State.

7.9           Stock Option Plan. In connection with the Closing, the board of directors of SBH will adopt a stock option plan which provides for the grant of stock options to acquire an aggregate of up to 5,400,000 SBH Shares.

7.10           Subco. SBH and Subco covenant and agree that Subco will not carry on any business and will not enter into any contracts, agreements, commitments, indentures or other instruments prior to the Effective Time other than with respect to effecting the Merger, or as otherwise contemplated herein.

7.11           Negative Covenants. Except as contemplated by, or in connection with, the Transaction, SBH will not, without the prior written consent of Naked, prior to the Closing Date:

(a)	issue any securities of SBH, except in connection with the SBH Private Placement;

(b)	except in the ordinary course of business, sell, mortgage, pledge or dispose of any of the SBH Assets or subject any of the SBH Assets to any Encumbrance;

(c)

acquire or agree to acquire (by merger, amalgamation, acquisition of securities or assets or otherwise) any Person or division or any assets or properties, other than in the ordinary course of business;

(d)	make any expenditure, other than in connection with ongoing public filing requirements;

(e)	terminate or default under any SBH Material Agreements;

(f)	declare or pay any (i) dividends or distribute any SBH Assets to the SBH Shareholders or (ii) management or employee bonuses;

(g)	enter into any contracts;

(h)	alter or amend the Charter Documents of SBH or Subco;

(i)	make any cash payments or incur any debt outside the ordinary course of business;

(j)	enter into any agreement resulting in a change of control of SBH or Subco;

(k)	make any material change in accounting procedures or practices;

(l)	settle any outstanding claim, dispute, litigation matter or tax dispute; or

(m)	enter into any agreement or understanding to do any of the foregoing.

7.12           Standstill. From the date of execution of this Agreement until completion of the transactions contemplated herein, or the earlier termination hereof, SBH will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the securities, business, operations, affairs or financial condition of SBH to any Person, entity or group in connection with the acquisition or distribution of any securities of SBH or any amalgamation, merger, consolidation, arrangement, restructuring, refinancing, sale of any material assets or part thereof, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or is satisfactory to, and is approved in writing in advance by Naked (with such approval not being unreasonably withheld or delayed) or is necessary to carry on the normal course of business.

7.13           Conditions Precedent. SBH will use commercially reasonable efforts to cause each of the conditions precedent in Section 8.3 hereof to be complied with.

7.14           All Other Action. SBH will use commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Transaction in accordance with the terms and conditions of this Agreement and Applicable Laws.

ARTICLE 8
CONDITIONS PRECEDENT

8.1           Mutual Conditions. The respective obligations of the Parties hereto to consummate the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, unless otherwise specified herein, of the following conditions, any of which may be waived by the mutual consent of the Parties without prejudice to their rights to rely on any other of such conditions:

(a)

Shareholder Approval. The Continuance and the Merger will have been approved by (i) the Naked Shareholders, and (ii) if applicable, the Naked Shareholders holding a majority of each outstanding class of Naked securities, and the Merger will have been approved by SBH, as the sole shareholder of Subco, all in accordance with the terms of this Agreement, the provisions of the NRS and CBCA, and the provisions of the Charter Documents of Naked and Subco, as applicable.

(b)	Board Approval. The board of directors of each of the Parties will have approved the Closing.

(c)	No Orders. There will not be in force any Order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement.

(d)

Approvals and Consents. All consents, Orders and approvals required, necessary or desirable for the completion of the transactions provided for in this Agreement will have been obtained or received from the Persons or Governmental Bodies having jurisdiction in the circumstances, all on terms satisfactory to each of the Parties hereto, acting reasonably.

(e)	Employment Agreements. Each of Joel Primus and Alex McAulay will have entered into management services or employment agreements with SBH or Naked.

The foregoing conditions are for the mutual benefit of Naked and SBH and may be asserted by Naked or by SBH regardless of the circumstances or may be waived by Naked or SBH in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which SBH or Naked may have. If any of such conditions shall not be complied with or waived as aforesaid on or before the Closing Date or, if earlier, the date required for the performance thereof, then, subject to Section 8.4 hereof, a Party hereto may rescind and terminate this Agreement by written notice to the other Parties in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by such rescinding Party hereto.

8.2           Conditions for the Benefit of SBH. The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, which conditions are for the exclusive benefit of SBH and may be waived, in whole or in part, by SBH in its sole discretion:

(a)

Truth of Representations and Warranties. The representations and warranties of Naked contained in this Agreement will have been true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, with the same force and effect as if such representations and warranties had been made on and as of such Closing Date, save and except in any case which would not have a Material Adverse Effect on the business or financial condition of Naked.

(b)	Due Diligence. SBH and its agents and representatives will have conducted and completed to SBH's sole satisfaction, acting reasonably, a legal and financial due diligence investigation of Naked.

(c)	Title. SBH and its agents and representatives will be satisfied with respect to the status of Naked's interest in the Naked Assets.

(d)

Naked Financial Statements. Naked will have coordinated the preparation and delivery of the Naked Financial Statements to SBH, and the auditors of Naked will have approved the Naked Financial Statements and any pro forma financial statements required to comply with Applicable Securities Laws, in form and content satisfactory to SBH, and in accordance with Applicable Securities Laws.

(e)

Naked Expenditures. From the date of this Agreement, Naked will not have incurred any Liabilities other than those reasonably incurred in connection with the transactions contemplated in this Agreement or those previously disclosed to SBH, and will have spent its cash on hand from the date of this Agreement exclusively in accordance with the Naked Material Agreements, in the ordinary course of business, or for the purpose of completing the Transaction and the matters contemplated in connection therewith.

(f)

Naked Liabilities. At the Closing, Naked's Liabilities, as determined in accordance with GAAP, will not exceed $100,000, excluding: any credit facility against inventory or receivables of Naked, the Bridge Loan and all costs and expenses incurred in connection with the preparation of this Agreement and the Transaction.

(g)	Voting Agreements. Voting Agreements will have been executed and delivered by Naked Shareholders holding a minimum of 51% of the issued and outstanding Naked Shares.

(h)	Naked Continuance. The Continuance will have been completed.

(i)

No Outstanding Claims. No claim will have been asserted or made that any Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Naked Shares, or any other voting, equity, or ownership interest in Naked (other than the Naked Shareholders, the Naked Warrantholders or Naked, as applicable), or is entitled to all or any portion of the SBH Shares or the SBH Warrants.

(j)	No Material Adverse Effect. No Material Adverse Effect will have occurred with respect to the business of Naked, the Naked Assets or the Naked Shares, however arising.

(k)

Performance of Obligations. Naked will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing Date.

(l)	Deliveries. Naked will deliver or cause to be delivered to SBH the closing documents set forth in Section 9.2, in a form satisfactory to SBH acting reasonably.

(m)

Proceedings. All Proceedings to be taken in connection with the transactions contemplated in this Agreement will be satisfactory in form and substance to SBH, acting reasonably, and SBH will have received copies of all instruments and other evidence as it may reasonably request from Naked or any other Person in order to establish the consummation or closing of such transactions and the taking of all necessary Proceedings in connection therewith.

(n)

No Legal Action. No action or Proceeding will be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or the right of Naked to conduct its business after the Effective Time on substantially the same basis as operated immediately prior to the date hereof.

The conditions described in this Section 8.2 are for the exclusive benefit of SBH and may be asserted by SBH, regardless of the circumstances, or may be waived by SBH in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which SBH may have. If any of such conditions shall not be complied with or waived as aforesaid on or before the Closing Date or, if earlier, the date required for the performance thereof, then, subject to Section 8.4 hereof, SBH may rescind and terminate this Agreement by written notice to Naked in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by SBH.

8.3           Conditions for the Benefit of Naked. The transactions contemplated herein are subject to the following conditions to be fulfilled or performed on or prior to the Closing Date, or such other date as provided for herein, which conditions are for the exclusive benefit of SBH and may be waived, in whole or in part, by SBH in its sole discretion:

(a)

Truth of Representations and Warranties. The representations and warranties of SBH contained in this Agreement will have been true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, save and except in any case which would not have a Material Adverse Effect on the business or financial condition of SBH.

(b)	Due Diligence. Naked and its agents and representatives will have conducted and completed, to Naked's satisfaction, acting reasonably, a legal and financial due diligence investigation of SBH.

(c)	Title. Naked and its agents and representatives will be satisfied with respect to the status of SBH's interest in the SBH Assets.

(d)

SBH Private Placement. The SBH Private Placement will have been completed and the board of directors of SBH will have approved the payment to Naked at the Closing of working capital in the amount of $650,000, after payment of all outstanding SBH Liabilities.

(e)

SBH Capital Structure. Immediately prior to the Closing, SBH will have no more than 13,500,000 SBH Shares outstanding (including any SBH Shares to be issued in connection with the SBH Private Placement but excluding any SBH Shares to be issued to the Naked Shareholders), and no Persons will have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance of any SBH Shares or other securities of SBH or Subco, or securities convertible into, exchangeable for, or which carry the right to purchase SBH Shares or other securities of SBH or Subco, except as contemplated in connection with the Transaction or the SBH Private Placement.

(f)

Performance of Obligations. SBH will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by SBH at or prior to the Closing Date.

(g)	Deliveries. SBH will deliver or cause to be delivered to Naked the closing documents set forth in Section 9.3, in a form satisfactory to Naked acting reasonably.

(h)

Proceedings. All Proceedings to be taken in connection with the transactions contemplated in this Agreement will be satisfactory in form and substance to Naked, acting reasonably, and Naked will have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary Proceedings in connection therewith.

(i)	No Legal Action. No action or Proceeding will be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement.

(j)	No Material Adverse Effect. No Material Adverse Effect will have occurred with respect to the business of SBH, Subco, the SBH Assets or the SBH Shares, however arising.

(k)

SBH Expenditures. From the date of this Agreement, SBH will not have incurred any Liabilities other than those reasonably incurred in connection with the transactions contemplated in this Agreement, and will have spent its cash on hand from the date of this Agreement exclusively in the ordinary course of business and for the purpose of completing the Transaction and the matters contemplated in connection therewith.

The conditions described in this Section 8.3 are for the exclusive benefit of Naked and may be asserted by Naked, regardless of the circumstances, or may be waived by Naked in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Naked may have. If any of such conditions shall not be complied with or waived as aforesaid on or before the Closing Date or, if earlier, the date required for the performance thereof, then, subject to Section 8.4 hereof, Naked may rescind and terminate this Agreement by written notice to SBH in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a material breach of this Agreement by Naked.

8.4           Notice and Effect of Failure to Comply with Conditions.

(a)

Each of Naked and SBH will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof to the Closing Date, of any event or state of facts which occurrence or failure would be likely to: (i) cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect, or (ii) result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder, provided, however, that no such notification will affect the representations or warranties of the Parties or the conditions or obligations of the Parties hereunder.

(b)

If any of the conditions precedent set forth in Sections 8.1, 8.2 or 8.3 are not complied with or waived by the Party for whose benefit such conditions are provided on or before the date required for the performance thereof, then a Party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement (as further provided for in Section 10.2), provided that, prior to filing the Articles of Merger for the purpose of giving effect to the Merger, the Party intending to rely thereon has delivered a written notice to the other Parties specifying, in reasonable detail, all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent, and the Party or Parties in breach will have failed to cure such breach within three (3) Business Days of receipt of such written notice (except that no cure period will be provided for a breach which, by its nature, cannot be cured). More than one such notice may be delivered by a Party.

8.5           Satisfaction of Conditions. The conditions set out in Sections 8.1, 8.2 and 8.3 will be conclusively deemed to have been satisfied, waived or released on the filing by Naked of the Articles of Merger, and such other documents as are required to be filed under the NRS for acceptance by the Secretary of State to give effect to the Merger.

ARTICLE 9
CLOSING

9.1           Time of Closing. The Closing will be completed at the offices of Clark Wilson LLP at 11:00 a.m. (Vancouver time) on the Closing Date.

9.2           Naked Closing Documents. On the Closing Date, Naked will deliver to SBH the following documents:

(a)

all such instruments of transfer, duly executed, which, in the opinion of SBH acting reasonably, are necessary to effect and evidence the transfer of the Naked Shares and the Naked Warrants to SBH, free and clear of all Encumbrances;

(b)	an executed Non-US Certificate from each of the Naked Shareholders and Naked Warrantholders;

(c)

a certified copy of the resolutions of the board of directors of Naked and the Naked Shareholders approving and authorizing the entry into this Agreement and the completion of the transactions contemplated herein;

(d)	a certificate of good standing for Naked, dated within two Business Days of the Closing Date, issued by the Secretary of State;

(e)	a copy of the Charter Documents of Naked, certified by a duly authorized officer of Naked to be true and complete as of the Closing Date;

(f)	the corporate minute books and all other books and records of Naked and copies of all Naked Material Agreements;

(g)	consents to act as directors and/or officers of SBH from each of the officer and director nominees of Naked;

(h)

a certificate of a duly authorized officer of Naked, dated as of the Closing Date, certifying that the representations and warranties of Naked set out in this Agreement are true and correct in all material respects on and as of the Closing Date, and that all of the terms, covenants and conditions of Naked set out in this Agreement have been complied with or performed by Naked in all material respects on and as of the Closing Date; and

(i)	such other closing documents as may be required by SBH, acting reasonably.

9.3           SBH Closing Documents. On the day of Closing, SBH will deliver to Naked the following documents:

(a)	share certificates in the respective names of the Naked Shareholders who are to receive SBH Shares pursuant to the Merger in accordance with Section 2.8(i);

(b)	warrant certificates in the respective names of the Naked Warrantholders who are to receive SBH Warrants pursuant to the Merger in accordance with Section 2.8(ii);

(c)

a certified copy of the resolutions of the directors of SBH and Subco, and of SBH as the sole shareholder of Subco, approving and authorizing the entry into this Agreement and the completion of the transactions contemplated herein, including the appointment of the nominees of Naked as directors of SBH, to be effective as of the Closing Date;

(d)	certificates of good standing for SBH and Subco dated within two Business Days of the Closing Date, issued by the Secretary of State;

(e)	a copy of the Charter Documents of SBH, certified by a duly authorized officer of SBH to be true and complete as of the Closing Date;

(f)

a certificate of a duly authorized officer of SBH, dated as of the Closing Date, certifying that the representations and warranties of SBH and Subco set out in the Agreement are true and correct in all material respects on and as of the Closing Date, and that all of the terms, covenants and conditions of SBH and Subco set out in the Agreement have been complied with or performed by SBH and Subco in all material respects on and as of the Closing Date;

(g)

a certified copy of the resolutions of the board of directors of SBH approving the name change of SBH to "Naked Brand Group Inc.", or such other name as requested by Naked and available for reservation and use as indicated by the Secretary of State;

(h)	the corporate minute books and all other books and records of SBH and Subco; and

(i)	such other closing documents as may be required by SBH, acting reasonably.

ARTICLE 10
AMENDMENT AND TERMINATION

10.1           Amendment. This Agreement may at any time and from time to time, before or after receipt of approval of the Naked Shareholders, be amended by written agreement of the Parties, subject to Applicable Laws, without further notice to or authorization on the part of the Naked Shareholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties hereto;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any other conditions precedent contained herein,

provided that no such amendment decreases the number of SBH Shares to be received by the Naked Shareholders or the number of SBH Warrants to be received by the Naked Warrantholders pursuant to the Merger without approval by the Naked Shareholders given in the manner required for approval of the Merger.

10.2           Termination.

(a)	This Agreement may, prior to the filing of the Articles of Merger, be terminated by mutual written agreement of SBH and Naked, without further action on the part of the Naked Shareholders.

(b)

This Agreement may, prior to the filing of the Articles of Merger, be terminated by either SBH or Naked if the Closing has not occurred on or before the Closing Date (provided, that the right to terminate this Agreement under this Section 10.2(b) will not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure to consummate the Transaction by such date).

(c)	Notwithstanding any other rights contained herein, SBH may terminate this Agreement, prior to the filing of the Articles of Merger, upon three (3) Business Days written notice to Naked, if:

	(i)	the Continuance and/or the Merger are not approved by the Naked Shareholders at a meeting of the Naked Shareholders called to approve the Continuance and the Merger;

	(ii)	a Material Adverse Change in respect of Naked has occurred after the date of this Agreement;

(iii)

Naked is in breach of any of its covenants, agreements or representations contained herein that would have a Material Adverse Effect on Naked or on the ability of Naked and SBH to consummate the transactions contemplated hereby and Naked fails to cure such breach within three (3) Business Days after receipt of written notice thereof from SBH (except that no cure period shall be provided for a breach which, by its nature, cannot be cured);

	(iv)	a right of termination of this Agreement has arisen pursuant to Sections 8.1 or 8.2 hereof; or

	(v)	any permanent injunction or other Order of a Governmental Body of competent authority preventing the consummation of the Transaction has become final and non-appealable.

(d)	Notwithstanding any other rights contained herein, Naked may terminate this Agreement, prior to the filing of the Articles of Merger, upon three (3) Business Days written notice to SBH, if:

	(i)	the Merger is not approved by the Naked Shareholders;

	(ii)	a Material Adverse Change in respect of SBH has occurred after the date of this Agreement;

(iii)

SBH or Subco is in breach of any of its covenants, agreements or representations contained herein that would have a Material Adverse Effect on SBH or Subco or on the ability of the Parties to consummate the transactions contemplated hereby and SBH or Subco, as applicable, fails to cure such breach within three (3) Business Days after receipt of written notice thereof from Naked (except that no cure period shall be provided for a breach which, by its nature, cannot be cured);

	(iv)	a right of termination of this Agreement has arisen pursuant to Sections 8.1 or 8.3 hereof, or

	(v)	any permanent injunction or other Order of a Governmental Body of competent authority preventing the consummation of the Transaction has become final and non-appealable.

10.3           Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.2, this Agreement will be of no further force or effect and there will be no further obligations on the part of any of the Parties to this Agreement, except with respect to Article 11, which will survive such termination, provided however, that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations under this Agreement.

10.4           Waivers and Extensions. At any time prior to the Closing, each of the Parties may (a) extend the time for the performance of any of the obligations or other acts of another Party hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party to be bound thereby.

ARTICLE 11
INDEMNITIES

11.1           Agreement of SBH to Indemnify. SBH agrees to indemnify, defend, and hold harmless Naked, to the full extent of the law, from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Naked by reason of, resulting from, based upon or arising out of:

(a)

the material breach by SBH or Subco of any representation or warranty of SBH or Subco contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the material breach or partial breach by SBH of any covenant or agreement of SBH made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

11.2           Agreement of Naked to Indemnify. Naked agrees to indemnify, defend, and hold harmless SBH, to the full extent of the law, from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by SBH by reason of, resulting from, based upon or arising out of:

(a)	the material breach by Naked of any representation or warranty of Naked contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the material breach or partial breach by Naked of any covenant or agreement of Naked made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

11.3           Third Party Claims.

(a)

If any third party notifies a Party entitled to indemnification under Section 11.1 or 11.2 (each, an "Indemnified Party") with respect to any matter (a "Third-Party Claim") which may give rise to an indemnity claim against a Party required to indemnify such Indemnified Party under Section 11.1 or 11.2 (each an "Indemnifying Party"), then the Indemnified Party will promptly give written notice to Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 11, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)

The Indemnifying Party will be entitled to participate in the defense of any Third-Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 11.3(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party elects to assume the defense of such Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) if the Indemnifying Party is a Party to the Third-Party Claim or, in the reasonable opinion of the indemnified Party some other actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party determines in good faith that joint representation would not be inappropriate, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (v) settlement of, an adverse judgment with respect to or the Indemnifying Party's conduct of the defense of the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party's reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its Business) and (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party's assumption of control of the defense of the Third-Party Claim.

(c)

The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all Liabilities arising or relating to, or in connection with, the Third-Party Claim and (iii) involves no finding or admission of any violation of Applicable Laws or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d)

If the Indemnifying Party does not deliver the notice contemplated by Section 11.3(b)(i), or the evidence contemplated by Section 11.3(b)(ii), within fifteen days after the Indemnified Party has given notice of the Third-Party Claim, or otherwise at any time fails to conduct the defense of the Third-Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim in any manner it may deem appropriate; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third-Party Claim pursuant to this Section 11.3(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys' fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article 11.

11.4           Indemnifications Not Affected by Investigation. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants, and obligations contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

ARTICLE 12
GENERAL

12.1           Expenses. All costs and expenses incurred in connection with the preparation of this Agreement and the Transaction will be paid by the Party incurring such expenses.

12.2           Assignment. No Parties to this Agreement may assign any of their respective rights under this Agreement without the prior consent of each of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors and permitted assigns of each of the Parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under, or with respect to, this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns, as applicable.

12.3           Notices. Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail, the notice to the following address or number:

(a)	If to SBH or Subco:

Search by Headlines.com Corp.
3250 Oakland Hills Court
Fairfield, California
USA 94534

Attention:	James P. Geiskopf
Telephone:	(604) 558-0022
Email:	jgeiskopf@aol.com

With a copy (which will not constitute notice) to:

Clark Wilson LLP
Barristers & Solicitors
800 – 885 West Georgia Street
Vancouver, British Columbia
Canada V6C 3H1

Attention:	Virgil Z. Hlus
Telephone:	(604) 891-7707
Facsimile:	(604) 687-6314

(b)	If to Naked:

Naked Boxer Brief Clothing Inc.
2 – 34346 Manufacturers Way
Abbotsford, British Columbia
Canada V2S 7M1

Attention:	Joel Primus
Telephone:	(877) 592-4767
Facsimile:	(877) 366-4767

With a copy (which will not constitute notice) to:

Beadle Woods, Business Lawyers
600 – 1090 West Georgia Street
Vancouver, British Columbia
Canada V6E 3V7

Attention:	Michael R. Raven, Esq.
Telephone:	(604) 899-6400
Facsimile:	(604) 357-1030

(or to such other address or number as any Party may specify by notice in writing to another Party).

Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third Business Day after posting; but if at the time of posting or between the time of posting and the third Business Day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

12.4           Governing Law; Venue. This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, will be governed by and interpreted and construed in accordance with the substantive laws of the Province of British Columbia without regard to applicable choice of law provisions thereof. The Parties hereto agree that any Proceeding arising out of or relating to this Agreement or the Transaction will be brought in a suitable court located in the Province of British Columbia and each Party hereto irrevocably submits to the exclusive jurisdiction of those courts.

12.5           Severability. If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

12.6           Independent Legal Advice. Each of the Parties acknowledges that it has had independent legal advice regarding the execution of this Agreement, or has been advised of its respective right to obtain independent legal advice, and if it has not in fact obtained independent legal advice, such Party acknowledges herewith that it understands the contents of this Agreement and that it is executing the same voluntarily and without pressure from the other Parties or anyone on their behalf.

12.7           Entire Agreement. This Agreement, the schedules attached hereto and the other Transaction Documents contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto, including, without limitation, the Letter of Intent. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

12.8           Further Assurances. SBH, Naked and Subco, upon the request of any other Party to this Agreement, whether before or after the Closing, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the Transaction.

12.9           Regulatory Approval. This Agreement is subject to regulatory approval.

12.10           Time. Time is of the essence of this Agreement.

12.11           Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party will be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

12.12           Force Majeure. The obligations of the Parties and the time frames established in this Agreement will be suspended to the extent and for the period that performance is prevented by any cause beyond either Party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, Orders, proclamations or requests of any governmental authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

12.13           Counterparts and Facsimile Transmission. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the day and year first above written.

SEARCH BY HEADLINES.COM CORP.

Per:	/s/ James P. Geiskopf
Authorized Signatory

SBH ACQUISITION CORP.

Per:	/s/ James P. Geiskopf
Authorized Signatory

NAKED BOXER BRIEF CLOTHING INC.

Per:	/s/ Joel Primus
Authorized Signatory

A-1

SCHEDULE A

FORM OF ARTICLES OF MERGER

[see attached]

SCHEDULE "B"

CERTIFICATE OF NON-U.S. SECURITYHOLDER

In connection with the closing of that certain Acquisition Agreement dated February <>, 2012 (the "Agreement") among Search by Headlines.com Corp ("SBH"), SBH Acquisition Corp. and Naked Boxer Brief Clothing Inc. ("Naked") with respect to the acquisition of Naked by SBH, the undersigned securityholder of Naked (the "Securityholder") is required to deliver this certificate (this "Certificate"), together with the certificates representing their securities of Naked (the "Naked Securities") to SBH prior to the issuance of any securities of SBH (the "SBH Securities") to the Securityholder in accordance with the terms of the Agreement. Accordingly, the Securityholder hereby agrees, acknowledges, represents and warrants to SBH that:

1.

the Securityholder is not a "U.S. Person", as such term is defined by Rule 902 of Regulation S ("Regulation S") under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") (the definition of which includes, but is not limited to, an individual resident in the U.S., an estate or trust of which any executor or administrator is a U.S. Person, and any partnership or corporation organized or incorporated under the laws of the United States);

2.

none of the SBH Securities have been or will be registered under the U.S. Securities Act, or under any state securities or "blue sky" laws of any state of the United States, and may not be offered or sold in the United States or, directly or indirectly, to any U.S. Person except in accordance with the provisions of Regulation S or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act, and in compliance with any applicable state and foreign securities laws;

3.

the Securityholder understands and agrees that offers and sales of any of the SBH Securities prior to the expiration of a period of six months after the date of original issuance of the SBH Securities (the six month period hereinafter referred to as the "Distribution Compliance Period") shall only be made in compliance with the safe harbor provisions set forth in Regulation S, pursuant to the registration provisions of the U.S. Securities Act or an exemption therefrom, and that all offers and sales after the Distribution Compliance Period shall be made only in compliance with the registration provisions of the U.S. Securities Act or an exemption therefrom and in each case only in accordance with applicable state and foreign securities laws;

4.

the Securityholder understands and agrees not to engage in any hedging transactions involving any of the SBH Securities unless such transactions are in compliance with the provisions of the U.S. Securities Act, and in each case only in accordance with applicable state and provincial securities laws;

5.

the Securityholder is acquiring the SBH Securities for investment only and not with a view to resale or distribution and, in particular, the Securityholder has no intention to distribute, either directly or indirectly, any of the SBH Securities in the United States or to any U.S. Person;

6.

the Securityholder has been advised to consult the Securityholder's own legal, tax and other advisors with respect to the merits and risks of the acquisition of the SBH Securities and with respect to applicable resale restrictions, and it is solely responsible (and SBH is not in any way responsible) for compliance with:

(a)	any applicable laws of the jurisdiction in which the Subscriber is resident in connection with the distribution of the Shares hereunder, and

(b)	applicable resale restrictions;

7.

the Securityholder has not acquired the SBH Securities as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S) in the United States in respect of the SBH Securities, which directed selling efforts would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the SBH Securities; provided, however, that the Securityholder may sell or otherwise dispose of the SBH Securities pursuant to registration thereof under the U.S. Securities Act and any applicable state and provincial securities laws, or under an exemption from such applicable laws;

8.

the statutory and regulatory basis for the exemption claimed for the issuance of the SBH Securities, although in technical compliance with Regulation S, would not be available if the issuance is part of a plan or scheme to evade the registration provisions of the U.S. Securities Act or any applicable state or provincial securities laws;

9.	SBH has not undertaken to register, and will have no obligation to register, any of the SBH Securities under the U.S. Securities Act or any other applicable laws;

10.

SBH is entitled to rely on the acknowledgements, agreements, representations and warranties of the Securityholder contained in this Certificate, and the Securityholder will hold harmless SBH from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by the Securityholder not being true and correct;

11.

the Securityholder and the Securityholder's advisor(s) have had a reasonable opportunity to ask questions of and receive answers from SBH in connection with the acquisition of the SBH Securities in connection with the Agreement and to obtain additional information to the extent possessed or obtainable by SBH without unreasonable effort or expense;

12.

the books and records of SBH were available upon reasonable notice for inspection, subject to certain confidentiality restrictions, by the Securityholder during reasonable business hours at its principal place of business, and all documents, records and books in connection with the acquisition of the SBH Securities under the Agreement were made available by SBH for inspection by the Securityholder and/or the Securityholder's advisor(s);

13.

the Securityholder is knowledgeable of, or has been independently advised as to, the applicable securities laws of the securities regulators having application in the jurisdiction in which the Securityholder is resident (the "International Jurisdiction") which would apply to the acquisition of the SBH Securities;

14.

the Securityholder is acquiring the SBH Securities pursuant to exemptions from prospectus or equivalent requirements under applicable securities laws or, if such are not applicable, the Securityholder is permitted to acquire the SBH Securities under the applicable securities laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions;

15.

the applicable securities laws in the International Jurisdiction do not require SBH to make any filings or seek any approvals of any kind whatsoever from any securities regulator of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of the SBH Securities;

16.	the acquisition of the SBH Securities by the Securityholder does not trigger:

	(a)	any obligation of SBH to prepare and file a prospectus or similar document, or any other report, with respect to such acquisition in the International Jurisdiction; or

	(b)	any continuous disclosure reporting obligation of SBH in the International Jurisdiction;

17.

the Securityholder will, if requested by SBH, deliver to SBH a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in Sections 14, 15 and 16 to the satisfaction of SBH, acting reasonably;

18.

the Securityholder (i) is able to fend for itself in connection with the acquisition of the SBH Securities; (ii) has such knowledge and experience in business matters as to be capable of evaluating the merits and risks of its prospective investment in the SBH Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

19.

the Securityholder is not aware of any advertisement of any of the SBH Securities and is not acquiring the SBH Securities as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

20.	no Person (as defined in the Agreement) has made to the Securityholder any written or oral representations:

	(a)	that any Person will resell or repurchase any of the SBH Securities;

	(b)	that any Person will refund the purchase price of any of the SBH Securities;

	(c)	as to the future price or value of any of the SBH Securities; or

(d)

that any of the SBH Securities will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the SBH Securities on any stock exchange or automated dealer quotation system, except that currently certain market makers make market in the shares of common stock of SBH on the OTC Bulletin Board;

21.

none of the SBH Securities are listed on any stock exchange or automated dealer quotation system except that, currently, certain market makers make market in the shares of common stock of SBH on the OTC Bulletin Board;

22.

the Securityholder is outside of the United States when receiving and executing this Certificate and the SBH Securities and is acquiring the SBH Securities as principal for its own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other Person has a direct or indirect beneficial interest in the SBH Securities;

23.	neither the United States Securities and Exchange Commission nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the SBH Securities;

24.	the SBH Securities are not being acquired, directly or indirectly, for the account or benefit of a U. S. Person or a person in the United States;

25.

the Securityholder acknowledges and agrees that SBH shall refuse to register any transfer of SBH Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the U.S. Securities Act, or pursuant to an available exemption from registration under the U. S. Securities Act;

26.	the Securityholder understands and agrees that the SBH Securities will bear the following legend:

"THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT").

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.

UNLESS OTHERWISE PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY IN OR FROM BRITISH COLUMBIA UNLESS THE CONDITIONS IN SECTION 12(2) OF BC INSTRUMENT 51-509 ISSUERS QUOTED IN THE U.S. OVER-THE-COUNTER MARKET ARE MET.";

27.	the address of the Securityholder set out on the signature page hereto is the sole address of the Securityholder as of the date of this Certificate;

28.	the Securityholder is the sole beneficial owner of their respective Naked Securities, free and clear of all liens, charges and encumbrances of any kind whatsoever;

29.

other than the constating documents of Naked, there are no written instruments, buy-sell agreements, registration rights or agreements, voting agreements or other agreements by and between or among the Securityholder and any other person, imposing any restrictions upon the transfer, prohibiting the transfer of, or otherwise pertaining to, the Naked Securities or the ownership thereof;

30.

no Person has or will have any agreement or option or any right capable at any time of becoming an agreement to purchase or otherwise acquire the Naked Securities or require the Securityholder to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Naked Securities other than under the Agreement;

31.

the Securityholder waives all claims and actions connected with the issuance of or rights attached to the Naked Securities, including without limitation, the benefit of any representations, warranties and covenants in favour of the Securityholder contained in any share purchase or subscription agreement(s) for such Naked Securities, and any registration, liquidation, or any other rights by and between or among the Securityholder and any other person, which may be triggered as a result of the closing of the Agreement;

32.

pursuant to British Columbia Instrument 51-509 – Issuers Quoted in the U.S. Over –the-Counter Markets ("BCI 51-509"), as adopted by the British Columbia Securities Commission, a subsequent trade in any of the SBH Securities in or from British Columbia will be a distribution subject to the prospectus and registration requirements of applicable Canadian securities legislation (including the British Columbia Securities Act) unless certain conditions are met, which conditions include, among others, a requirement that any certificate representing the SBH Securities (or ownership statement issued under a direct registration system or other book entry system) bear the restrictive legend specified in BCI 51-509; and

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33.	the Securityholder undertakes not to trade or resell any of the SBH Securities in or from British Columbia unless the trade or resale is made in accordance with BCI 51-509.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Non-U.S. Securityholder as of the ____ day of ______________________, 2012.

Signature of Securityholder

Name of Securityholder (print)

Title of Authorized Signatory if Securityholder is not an Individual

Jurisdiction of Incorporation of Securityholder if Securityholder is not an Individual

Address of Securityholder

Telephone Number of Securityholder

Number and Class of Naked Shares held

Number of Naked Warrants held